RESTATED ARTICLES OF INCORPORATION

OF

BLUE RIDGE REAL ESTATE COMPANY

Blue Ridge Real Estate Company (the “Corporation”), a corporation existing under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), in compliance with Section 1915 of the BCL, does hereby certify as follows:

I.

The original Articles of Incorporation of the Corporation (the “Initial Articles”) were filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) on August 8, 1911 under the name Blue Ridge Real Estate Corporation.

II.

Amendments to the Initial Articles were filed with the Department of State on the September 9, 1943, September 29, 1955, August 1, 1960, September 23, 1966, September 15, 1967, January 26, 1968, November 13, 1968, September 24, 1976, June 15, 1982, October 15, 1987 and August 15, 1987.

III.

The Corporation was incorporated under the Act of April 29, 1874, entitled “An act to provide for the incorporation and regulations of certain corporations,” as supplemented.

IV.

These Restated Articles of Incorporation shall be effective upon their filing with the Department of State of the Commonwealth of Pennsylvania.

V.

In accordance with the authority contained in Section 1914(c)(4) of the BCL, the Board of Directors of the Corporation, by unanimous consent dated February 10th, 2005, duly adopted a resolution proposing and declaring advisable the following Restated Articles of Incorporation of the Corporation.

VI.

The Articles of Incorporation of the Corporation, as amended, are hereby restated in their entirety to read as follows:

FIRST:

Corporate Name.  The name of the corporation is Blue Ridge Real Estate Company (the “Corporation”).

SECOND:

Registered Office.  The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is Moseywood Road at PA Route 940, Star Route, White Haven, Kidder Township, Carbon County, Pennsylvania 18661.

THIRD:

Corporate Purpose.  The purpose of the Corporation shall be to own, buy, sell, lease, manage and deal in real estate and real property or any interest therein; to survey, subdivide, plot, improve and develop lands for purposes of retention, sale or lease; to buy, erect, construct and maintain houses, buildings, structures for retention, sale or lease; to engage generally in the real estate business and such activities as are incident thereto; to furnish non-professional services incident to the handling of injury and damage claims; to engage in the business of contracting and engineering and of providing contracting and engineering services for others; to operate and manage hotels, resorts, recreational areas, houses, buildings and structures, and appurtenant and incidental facilities.

FOURTH:

Corporate Existence.  The term of existence of the Corporation shall be perpetual.

FIFTH:

Capital Stock.  The authorized capital stock of the Corporation shall consist of 3,000,000 shares of common stock, without par value.

SIXTH:

Directors.  The number of directors of the Corporation shall be as provided in the Bylaws of the Corporation.

Section 1.  Directors and Officers as Fiduciaries.   A director or officer of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.  In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented, counsel, public accountants or other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such person or a committee of the Board of Directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence.  A director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.  Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or officer of the Corporation or any failure to take any action shall be presumed to be in the best interests of the Corporation.

Section 2.  Personal Liability of Directors.   A director of the Corporation shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Restated Articles of Incorporation, the Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 3.  Personal Liability of Officers.   An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these Restated Articles of Incorporation, the Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 4.  Interpretation of Article 6.   The provisions of Sections 2 and 3 of this Article 6 shall not apply to the responsibility or liability of a director or officer, as such, pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.  The provisions of this Article 6 have been adopted pursuant to the authority of sections 204A(10) and 801 of the Pennsylvania Business Corporation Law, shall be deemed to be a contract with each director or officer of the Corporation who serves as such at any time while this Article is in effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations on the liabilities of directors or officers of the Corporation, as such, or rights of indemnification by the Corporation to which a director or officer of the Corporation may be entitled, whether such limitations or rights arise under or are created by any statute, rule of law, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.  Each person who serves as a director or officer of the Corporation while this Article 6 is in effect shall be deemed to be doing so in reliance on the provisions of this Article.  No amendment to or repeal of this Article 6, nor the adoption of any provision of these Restated Articles of Incorporation inconsistent with this Article 6, shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, repeal or adoption of an inconsistent provision.  In any action, suit or proceeding involving the application of the provisions of this Article 6, the party or parties challenging the right of a director or officer to the benefits of this Article 6 shall have the burden of proof.

SEVENTH:

Control Transactions.  Subchapter E of Chapter 25 of the Business Corporation Law of 1988, as amended, as codified at 15 Pa. C.S. Sections 2541-2548, shall not be applicable to the Corporation.

IN WITNESS WHEREOF, these Restated Articles of Incorporation have been signed by the Chief Executive Officer of the Corporation this 10th day of February, 2005.

BLUE RIDGE REAL ESTATE COMPANY

By:  /s/ Patrick M. Flynn

Patrick M. Flynn

President and Chief Executive Officer

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